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                                 EXHIBIT 11.

               Statement  re: computation of per share earnings




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                                                                      EXHIBIT 11

                    MAPCO INC. AND CONSOLIDATED SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
           (Dollars and Shares in Millions except per share amounts)

                                                     Year Ended December 31,
                                                    ------------------------
                                                     1994     1993     1992
                                                    ------   ------   ------
PRIMARY EARNINGS PER COMMON SHARE

Computation for Consolidated Statements of Income

  Net income (a) .................................  $ 79.1   $127.0   $100.7
                                                    ======   ======   ======

  Weighted average common shares outstanding .....    30.0     30.0     29.9
  Common stock equivalents (stock options) .......
                                                    ------   ------   ------
  Weighted average common shares outstanding .....    30.0     30.0     29.9
                                                    ======   ======   ======

  Primary earnings per common share (a) ..........  $ 2.64   $ 4.24   $ 3.37
                                                    ======   ======   ======

Additional Primary Computation

  Net income (a) .................................  $ 79.1   $127.0   $100.7
                                                    ======   ======   ======

  Weighted average common shares outstanding .....    30.0     30.0     29.9
  Dilutive effect of outstanding options .........      .1       .2       .4
                                                    ------   ------   ------
  Weighted average common shares outstanding,
    as adjusted ..................................    30.1     30.2     30.3
                                                    ======   ======   ======

  Primary earnings per common share, as adjusted(b) $ 2.63   $ 4.20   $ 3.32
                                                    ======   ======   ======


FULLY DILUTED EARNINGS PER COMMON SHARE

Additional Fully Diluted Computation

  Net income (a) .................................  $ 79.1   $127.0   $100.7
                                                    ======   ======   ======

  Weighted average common shares outstanding .....    30.0     30.0     29.9
  Dilutive effect of outstanding options .........      .1       .2       .4
                                                    ------   ------   ------
  Weighted average common shares outstanding,
    as adjusted ..................................    30.1     30.2     30.3
                                                    ======   ======   ======

  Fully diluted earnings per common share (b) ....  $ 2.63   $ 4.20   $ 3.32
                                                    ======   ======   ======

_______________

(a) These figures agree with the related amounts in the Consolidated Statements of Income.

(b) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083, although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.